Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Completes Divestiture of the Noden Pharmaceutical Business to Stanley Capital

INCLINE VILLAGE, Nev. (September 9, 2020) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces the closing of the sale of its wholly owned subsidiaries Noden Pharma DAC and Noden Pharma USA (collectively “Noden”) to Stanley Capital. The total value of the transaction will result in payments to PDL of up to $52.83 million in cash, $4.58 million greater than previously announced.

“After running an extensive process, we are excited about closing this transaction with Stanley Capital,” commented PDL’s President and CEO Dominique Monnet. “It represents the completion of a key divestiture for PDL and an exciting opportunity for the Noden team.”

Payments to PDL, in connection with the closing of the transaction, are $12.72 million. The agreement provides for an additional $33 million to be paid to PDL in 12 equal quarterly installments from January 2021 to October 2023 and two potential contingent payments totaling $3.25 million. There is an additional $3.86 million to be paid to PDL in four equal quarterly installments from January 2023 to October 2023, primarily due to the incremental cash accumulated in the business since July 31, 2020.

Together with their advisors, Torreya and SVB Leerink, PDL’s board of directors and management team evaluated a number of potential transactions to maximize stockholder value for Noden. Torreya was retained by PDL to explore potential strategic transactions and assist in the disposition of Noden, while SVB Leerink has been engaged by PDL to advise on overall liquidation and distribution strategies.

In addition to the cash proceeds from the sale to Stanley Capital, PDL believes that this transaction may qualify for some Federal tax benefit under the CARES Act. In connection with its monetization process, PDL expects to execute transactions in 2020 that may result in the recognition of ordinary tax losses that, under the CARES Act, could be applied to prior tax years in which PDL was a substantial tax payor. At this time, however, there can be no assurance that such tax benefits will be realized.

About Noden

Noden Pharma DAC is a global specialty pharmaceutical company that is focused on acquiring prescription medicines across a range of therapeutic areas. Noden Pharma DAC holds exclusive worldwide rights to manufacture, market and sell Tekturna® and Tekturna HCT® (or Rasilez® and Rasilez HTC® outside of the United States), which contain aliskiren, a direct renin inhibitor, for the treatment of hypertension. In March 2019, Noden announced the U.S commercial launch of an authorized generic form of Tekturna, aliskiren hemifumarate 150 mg and 300 mg tablets with the same drug formulation as Tekturna. Noden Pharma DAC is headquartered in Dublin, Ireland and Noden Pharma USA Inc. is incorporated in Delaware. For more information on Noden Pharma DAC please visit www.nodenpharma.com.

About Stanley Capital

Stanley Capital is a private equity partnership pursuing repeatable relative value and thematic investment strategies in technology, healthcare, and sustainability, targeting businesses with Enterprise Values of $250mn to $2.5bn.

Stanley Capital is focused on high-quality platform companies in resilient and growth subsectors, identified through deep sector research and operating networks, working with management teams to transform investments through enabling growth and market consolidation

The partnership was founded in London in 2019 by Simon Cottle, James Brooks and Patrick Hargutt and is supported by a broad team of operating partners to assist with value creation execution.

For more information please visit https://stanley-capital.com/

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s proposed plan of complete liquidation, proposed dissolution or transactions thereunder. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation and proposed dissolution, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2020 and Quarterly Reports on Form 10-Q, filed with the SEC on May 11, 2020 and August 20, 2020, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.